UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 26, 2013 (December 20, 2013)

SCI Engineered Materials, Inc.

(Exact Name of Registrant as specified in its charter)

Ohio	0-31641	31-1210318
(State or other	(Commission File No.)	(IRS Employer
jurisdiction of		Identification
incorporation or		Number)
organization)

2839 Charter Street

Columbus, Ohio 43228

(614) 486-0261

(Address, including zip code, and telephone number

including area code of Registrant's

principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item        1.01. Entry into a Material Definitive Agreement.

The disclosure contained in "Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant" of this Current Report on Form 8-K is incorporated in this Item 1.01 by reference.

Item        2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 20, 2013, SCI Engineered Materials, Inc. (the “Company”) signed an amendment (“Fourth Amendment to Loan Documents”) to the Ohio Air Quality Development Authority (“OAQDA”) 166 Direct Loan (“Loan”). The amendment provides for the following: i) the job creation commitment is waived, due to Market Conditions, for the duration of the term of the Loan Agreement, and ii) the forgiveness provision is eliminated and no longer available for this loan. Also, the parties have agreed to authorize the OAQDA to modify the amortization schedule of the Loan from time to time, setting forth the amount of principal, interest and service fee payable under the Loan. OAQDA has modified the payment schedule of the Loan. This Revised Schedule shall supersede all prior amortization schedules, whether in the Loan or in an attachment to the Loan, and the OAQDA shall update the Loan with the Revised Schedule as an attachment to the Loan. The balance of the Loan at December 20, 2013 was $282,785.96. SCI will make quarterly interest and service fee payments of approximately $2,500 beginning in December 2013. Beginning in June 2014, SCI will make quarterly payments of approximately $17,300 which include principal, interest and service fee. The final payment, due February 2018, will be approximately $50,400.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCI ENGINEERED MATERIALS, INC.

Date: December 26, 2013	By:	/s/ Daniel Rooney
Daniel Rooney
Chairman of the Board, President and Chief Executive Officer

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FOURTH AMENDMENT TO LOAN DOCUMENTS

THIS FOURTH AMENDMENT TO LOAN DOCUMENTS is made and entered into as of December 20, 2013 by and between the Ohio Air Quality Development Authority ("Authority") of the State of Ohio (the "State"), and SCI Engineered Materials, Inc., an Ohio Corporation (the "Company"), under the circumstances summarized in the following recitals.

WHEREAS, the Company executed Loan Documents with the Authority on February 8, 2011 and with the meaning to include “all documents, instruments and agreements delivered to or required by the Authority to evidence or secure the Loan, including this Loan Agreement, as required by the Commitment and this Loan Agreement, as the same may be amended, modified, supplemented, restated or replaced from time to time” as set forth in the Loan Agreement; and

WHEREAS, the Company has experienced certain slowness in market demand from the solar industry, causing delays in installing equipment for product production. Hence, the Market Conditions have impacted the ability of the Company to attain the employment levels expected in the Loan Documents so the Company does not expect to be in compliance with the job creation commitment defined in Section 4.1(a) of the Loan Agreement and has requested a waiver of that requirement; and

WHEREAS the Ohio Development Services Agency has granted a revision to the loan the Company has from that Agency to permit the payment of interest only for six months beginning in August, 2013 with the principal added on to the last payment in 2018.

NOW, THEREFORE, in consideration of the premises and the representations and agreements hereinafter contained, the Authority and the Company agree as follows:

AMEND the Loan Agreement dated February 8, 2011 as amended on February 28, 2012, April 10, 2012 and October 9, 2012 with additions as follows:

•	The job creation commitment defined in Section 4.1(a) is waived, due to Market Conditions for the duration of the term of the Loan Agreement , and
•	The forgiveness provision in Section 4.1(b) is eliminated and no longer available for this loan.

AMEND the Note dated February 8, 2011 as amended on February 28, 2012 and October 9, 2012 with the addition that the principal and interest on this Note shall be paid in accordance with Schedule 2 attached hereto.

This Fourth Amendment to Loan Documents and the Loan Documents embody the entire agreement and understanding between the Authority and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Except as set forth in this Amendment, the Loan Documents are unaffected and shall continue in full force and effect in accordance with its terms. If there is conflict between this amendment and the Loan Documents, the terms of this amendment will prevail. No other provision of the Loan Documents will be modified due to not meeting the job creation terms. This Amendment and the Loan Documents (including any written amendments thereto), collectively, are the complete agreement of the parties and supersede any prior agreements or representations, whether oral or written, with respect thereto.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date hereinbefore written.

OHIO AIR QUALITY DEVELOPMENT AUTHORITY

By:	/s/ Chadwick Smith
Chadwick Smith

Title: Executive Director

SCI ENGINEERED MATERIALS, INC., AN OHIO CORPORATION

By:	/s/ Daniel Rooney
Title:	CEO

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